Exhibit 10.24
RELOCATION AGREEMENT
THIS RELOCATION AGREEMENT (this "Agreement") is made and entered into as of November 14, 2023 (the "Effective Date") by and between Hayward Industries, Inc., a New Jersey corporation (the "Company") and Kevin Holleran (the "Executive") (the Company and the Executive, individually, a "Party" and, collectively, the "Parties"). In recognition of the expense that the Company will incur by relocating Executive to the Charlotte, North Carolina Metro Area, the Executive agrees to execute this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.Relocation Benefits.
Company will provide Executive the relocation benefits described in this Agreement (the "Relocation Benefits"). The Executive's employment with the Company is at-will, for no specified period. Hence, should Executive voluntarily or involuntarily terminate Executive's employment with the Company, within one (1) year of the Effective Date, Executive agrees to repay 100% of the Relocation Benefits, and/or consent to the withholding of reimbursements comprising the Relocation Benefits, including tax assistance provided by the Company. If Executive voluntarily or involuntarily terminates Executive's employment with the Company, within two (2) years of the Effective Date, Executive agrees to repay 50% of the Relocation Benefits, and/or consent to the withholding of reimbursements comprising the Relocation Benefits, including tax assistance provided by the Company.

(a)Lump Sum. Company will provide Executive with a one-time, lump sum payment of $10,000 (the "Lump-Sum Rebate").
(b)Home Sale Assistance. Company will reimburse executive for up to $90,000 for reasonable expenses associated with the sale of Executive's home located in Augusta, Georgia ("Executive's Home"), if Executive's Home is sold by March 31, 2025 (the "Home Sale Assistance"). The chart below indicates which costs the Company will and will not cover as Home Sale Assistance:

Home Sale Closing Costs
The Company will cover (If normally required of seller)	The Company will not cover
•Document preparation fees
•Survey fees
•Recording fees
•Transfer taxes
•Title insurance
•Closing and legal fees
•Termite or pest inspections
•Attorney fees, if an attorney is required to handle the actual closing
•Normal and reasonable real estate broker's commission

•Mortgage prepayment penalties
•Insurance
•Utility bills
•Property taxes
•Repairs, remodeling, restoration or renovation of any kind
•Expenses to remedy and bring to acceptable standards hazardous conditions in the home such as:
•Radon gas
•Friable asbestos
•Led-based paint
•Urea formaldehyde foam insulation
•Underground storage tanks containing toxic materials
•Similar environmental hazards
•Pest control.

Costs associated with duplicate housing expenses shall not be provided by Company to Executive as Home Sale Assistance or any other component of the Relocation Benefits.

(c)Home Purchase Assistance. Company will reimburse Executive up to $22,000 for reasonable expenses associated with the purchase of Executive's new home located in the Charlotte, North Carolina Metro Area ("Home Purchase Assistance"). Costs eligible to be covered as Home Purchase Assistance include:
1.Appraisal report, credit report, and survey fees, when required by law, custom, or mortgagee;
2.Escrow fee, excluding insurance deposit;
3.Mortgagee's title policy, abstract, or title guarantee that is not paid for by the seller;
4.Recording of mortgage and deed;
5.State transfer tax;
6.Notary fees, and document preparation fees;
7.Home, pest and radon inspection fees;
8.Endorsement fees; and
9.Other reasonable expenses.
(d)Household Goods Move Assistance. Company will provide $25,000 towards moving and storage services for Executive's household goods. Such services shall be rendered by vendors selected by the Company and paid for directly by the Company.
(e)Final Move Assistance. Company will reimburse Executive for up to $2,000 to cover expenses associated with Executive's final move.
(f)Quick Sale. Company will provide a one-time, lump sum payment not to exceed $15,000, if Executive's Home is sold within 90 days of being placed on the market (the "Quick-Sale Bonus").
(g)Relocation Tax Assistance. To help offset any potential extra tax expense associated with the Relocation Benefits received pursuant to this Agreement, items will be "grossed up" according to normal Company practice, with the exception of the Quick-Sale Bonus, and the Lump-Sum Rebate.

2.Entire Agreement.
This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties with respect to the Relocation Benefits and contains all of the covenants and agreements between the Parties with respect to such benefits. For the avoidance of doubt, this Agreement supersedes the Hayward Industries Relocation Assistance Program for Executive Homeowners 2021 Policy and any other related Company policies.

3.Governing Law.
This Agreement and the rights and obligations hereunder shall be governed by the laws of North Carolina, and Executive and Company specifically consent to the jurisdiction of the courts of Charlotte, North Carolina over any action or arbitration arising out of or related to this Agreement.

4.Severability.
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

5.Waiver.

The Parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

10.Counterparts.

This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Parties have executed this Agreement as of the Effective Date, in the case of Company by its duly authorized officer.

HAYWARD INDUSTRIES, INC.

By: /s/ Susan M. Canning Date: 11/28/2023
EXECUTIVE

/s/ Kevin P. Holleran

Kevin Holleran
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